Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

M/I Homes, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Common Shares, par value $0.01	Other (2)	2,000,000 (3)	$42.69	$85,380,000	$0.0000927 ($92.70 per $1,000,000)	$7,914.73

Total Offering Amounts					$85,380,000		$7,914.73

Total Fee Offsets							$0

Net Fee Due							$7,914.73

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional common shares that may become issuable under the terms of the M/I Homes, Inc. 2018 Long-Term Incentive Plan, as amended (the “Plan”), to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transaction affecting the common shares.

(2)

Estimated solely for the purpose of calculating the aggregate offering price and the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and computed on the basis of $42.69 per common share, which is the average of the high and low sales prices of the common shares as reported on the New York Stock Exchange on May 11, 2022.

(3)	Represents common shares issuable under the Plan.